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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )*


                             Center Star Gold Mines
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  151663 20 0
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                                 (CUSIP Number)
                                                       3232 Shaw Cemetary Drive
 Sandra Denise Deshotels                                  Zachardy, LA 70791
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications)


                                    9/23/99
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            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13D

CUSIP NO. 151663-200                                          PAGE 2 OF 3 PAGES

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sandra Denise Deshotels
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
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3   SEC USE ONLY


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4   SOURCE OF FUNDS*


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5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

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6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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                7   SOLE VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER


               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER


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11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,399,650
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12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.8%
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14   TYPE OF REPORTING PERSON*

     Sandra Denise Deshotels
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in the Statement is true, correct and complete.

DATED:  December 15, 1995

                                                             9/27/99
                                                  ------------------------------
                                                             (Date)

                                                  /s/ SANDRA DESHOTELS
                                                  ------------------------------
                                                           (Signature)

                                                  Sandra Deshotels, Vice
                                                  President of Sales and
                                                  Marketing
                                                  ------------------------------
                                                          (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. the name of any title of each person who signs the statement shall be typed or printed beside his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001)